To: Dick Walters
From: John Childs
Date: October 25, 2006
Subject: General Terms for an Option Agreement on the Pedra de Fogo Property, Brazil

In response to your request, I outline below the general terms that we are seeking for an option on the approximately 10,000 ha Pedra de Fogo (PdF) gold property in the Crixas district of Brazil. These terms are strictly confidential and should not be shared with anyone outside of your organization. It is anticipated that the terms will be the basis for a formal option agreement to be executed if Little Squaw Gold Mining Company (LSGMC) decides to option the property. I would be happy to discuss the proposed terms with you.

GENERAL TERMS
(All amounts are in US dollars)

Little Squaw Gold Mining Company (LSGMC) agrees to cover the cost of the next annual mining property payment for the PdF property to the Brazilian government which is due on January 31, 2007. In exchange for LSGMC securing this payment to the Brazilian government, John Childs and Neliton D. Santos, the 100% owners of the Pedra de Fogo property (Owners) agree to give LSGMC an exclusive right to option the PdF property from the date of the signing of this letter agreement through February 15, 2007. This document does not obligate LSGMC to option the PdF property from the Owners.

Should LSGMC exercise its exclusive option before February 15, 2007, the Parties agree that the following terms will form the basis for a formal mining lease agreement to be exercised at that time.

1. LSGMC commits to expending at least $50,000.00 in exploration of the property prior to the first anniversary of the formal agreement.

2. LSGMC agrees to pay Owners $14,000.00 at first anniversary to cover remaining direct costs already spent by the owners

3. LSGMC agrees to pay Owners $20,000 on the second and subsequent annual anniversaries until a positive feasibility is prepared or the agreement is terminated.

4. LSGMC agrees to expend a $100,000 annual work commitment during the second and each subsequent year until feasibility. Excess expenditures in any year may be carried forward against the annual work commitments in future years,

R.R.W.
JFC

5. Once LSGMC has spent $250,000 in total work commitments, it will have earned a 25% interest in the property.

6. Once LSMC has spent $2,000,000, it will have earned an additional 50% in the project, for a total of 75%.

7. Once LSGMC has executed a positive feasibility study, it will have earned an additional 10%, for a total ownership of 85%.

8. Owners will then have the choice to participate at 15% or dilute down to a 3% NSR. LSGMC will have a one-time option at the time that a positive feasibility study is completed, to buy-out the Owners' NSR for a one time payment of $2,500,000.

9. LSGMC agrees to maintain the property in good standing and make all necessary payments to the appropriate government entities during its tenure on the property. These payments are to be included in the satisfaction of the annual work commitments of Items 1, 4 & 5 above.

10. Owners agree that LSGMC may terminate the lease at any time on 60 days written notice without penalty, but LSGMC shall be obligated to pay any annual lease payment of 1, 2 or 3 or 9 above should be coming due with that 60 day notice period. R.RW 11/4/06

11. Owners agree that LSGMC shall have the right to joint venture its portion of the property.

12. Owners agree that LSGMC shall Have the right to assign its lease on the PdF property to a third party any time after meeting the lease's first year's work commitment.

13. LSGMC agrees that prior to the release of any news or information regarding the Pedra de Fogo property by LSGMC or its partners, Owners shall have the right to review and comment on such announcements at least three working days prior to their release.

Accepted:

Richard R. Walters

Richard R. Walters,
President – Little Squaw Gold Mining Company
October 25, 2006

Accepted

John F. Childs
President- Childs and Associates
October 25, 2006

March 19, 2007

(Via Fax to: (406) 585-3727)
(E-mails to: jfchildsgeo@msn.com; nelitondsantos@yahoo.com.br)

John F. Childs
109 Sourdough Ridge Road
Bozeman, MT 59715
U.S.A.

Neliton Dias Santos
Rua Marechal Floriano Peixoto, 87
Juazeiro, Bahia 48904-050
Brazil

RE: Notice of Option Exercise, Pedra de Fogo

Dear Messers Childs and Santos:

Please regard this letter as official notice that Little Squaw Gold Mining Company is exercising its exclusive right granted by the Option Agreement dated October 25, 2006 between the two of you (equal Owners) and Little Squaw (together the Parties) to acquire Owners Pedro de Fogo, Brazil federal mining claims (alvaras). That Option Agreement was to have originally expired on February 15, 2007, but was extended until March 31, 2007 by e-mail between the Parties dated January 10, 2007.

The option is being exercised by Little Squaw under the general terms specified in the Option Agreement, except that by mutual telephone agreement on March 10, 2007 the Parties agreed to accelerate the first anniversary date from March 19, 2008 to December 31, 2007, and then keep it on December 31st for all years thereafter. All work commitments and payments to the Owners shall honor this revised schedule.

The Owners represent and warranty they are the sole owners of the eleven (11) mining claims (alvaras) specified in the table below, and that there are no other owners or entities holding any kind of interest in them.

R.R.W.

3412 S. Lincoln Dr. • Spokane, WA 99203-1650
Office: 509-624-5831 • Cell: 509-990-6008 • Fax: 509-624-2878
R.R.Walt@att.net • www.littlesquawgold.com

Alvara #	Hectares	Alvara #	Hectares
860.531/04	1,000	860.538/04	1,000
860.532/04	1,000	860.539/04	1,000
860.533/04	141	860.540/04	1,000
860.535/04	859	860.629/04	1,508
860.536/04	1,000	861.453/06	2,000
860.537/04	1,000	**Total Ha**	**11,508**

The Parties understand that the Option Agreement is a preliminary agreement that binds them to certain general conditions, and that a comprehensive and detailed property lease/purchase agreement (Final Agreement) incorporating all of those terms is to be expeditiously constructed and consummated. The Parties also agree that by this exercise of the Option Agreement mining works as required to be done in the Option Agreement may proceed in a timely manner prior to the completion of the Final Agreement.

The Parties shall translate this letter of Option Agreement exercise into Portuguese and then record it in the government office of the Official Registration of Title Documents in Rio de Janeiro, Brazil as soon as possible.

Sincerely

Richard R. Walters

Richard R. Walters,
President

SELO DE AUTENTICIDADE
AUTENTICAÇÃO RECONHECIMENTO
ESTADO DA BAHIA
PODER JUDICIÁRIO
Nº CW731361

COMARCA DE JUAZEIRO - ESTADO DA BAHIA
TABELIONATO DE NOTAS DO 2º OFÍCIO
Reconheço a firma
Em testemunho da verdade, dou fé
Juazeiro(BA) 08/04/07
Maria das Graças Pereira de Sá
SUBTABELIÃ DESIGNADA

Recognized, understood and accepted with the below signatures of the equal Owners.

John F. Childs

Date: March 19, 2007

Neliton Dias Santos
CPF 487491847-68

Date: March 19, 2007

3412 S. Lincoln Dr. • Spokane, WA 99203-1650
Office: 509-624-5831 • Cell: 509-990-6008 • Fax: 509-624-2878
R.R.Walt@att.net • www.littlesquawgold.com